Exhibit 4.7


                                 AMENDMENT NO. 2
                                       TO
                             NN BALL & ROLLER, INC.
                              STOCK INCENTIVE PLAN

      As adopted by the Board of Directors on February 22, 2001 and approved by the stockholders of the Company on May 17, 2001 as required in Section 23 of the Stock Incentive Plan, the NN Ball & Roller, Inc. Stock Incentive Plan is hereby amended as follows:

      Section 4(a) shall be amended in its entirety to read as follows:

            "4.   NUMBER AND SOURCE OF SHARES SUBJECT TO THE PLAN.

               (a) The Company may grant Awards under the Plan with respect to not more that 2,450,000 Shares, (subject, however, to adjustment as provided in Section 22 hereof), which Shares may be provided from any or a combination of the Company's treasury, the issuance of authorized but unissued Shares, and/or the purchase of outstanding Shares in the open market or in private transactions.


      As adopted by the Board of Directors on August 27, 2001 pursuant to
Section 23 of the Stock Incentive Plan, the title of the Stock Incentive Plan is hereby amended to be the NN, Inc. Stock Incentive Plan according to the following provisions:

      The following Articles shall be amended to read as follows:

            Article 1:     "The NN, Inc. Stock Incentive Plan (the "Plan"). . ."

            Article 2(h):  "Company" means NN, Inc.

            Article 2(r):  "Plan" means the NN, Inc. Stock Incentive
                           Plan, as set forth herein and as amended from time to time.

      Except as expressly amended by the Board of Directors and stockholders as set forth above, the NN Ball & Roller, Inc. Stock Incentive Plan is hereby ratified and confirmed in all respects.

      IN WITNESS WHEREOF, NN, Inc., acting by and through its officer hereunto duly authorized has executed this Amendment as of the 13th day of September, 2001.

                              NN, INC.

                                   /s/ Roderick R. Baty
                              By:  ________________________________
                              Name: Roderick R. Baty
                              Title: Chairman of the Board, Chief
                                     Executive Officer,
                                     and President